Exhibit 99.1

Dougherty’s Pharmacy, Inc. Announces Adjournment of Annual Meeting of Stockholders

Dallas, Texas, May 22, 2018 – Dougherty’s Pharmacy, Inc. (the “Company”) or (“Dougherty’s”) (OTCQB: MYDP) today announced that its 2018 Annual Meeting of Stockholders scheduled for May 16, 2018, was adjourned to achieve a quorum on the proposals to be approved.

In order to provide additional time for the Company to obtain a quorum, the meeting date has been adjourned to June 12, 2018, at 1:30 PM, to be held at the Corporate Offices located at 5924 Royal Lane, Suite 250, Dallas, Texas, 75230. During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the proxy statement. Only stockholders of record on the record date of April 13, 2018, will be entitled to and are being requested to vote. If a stockholder has previously submitted its proxy card and does not wish to change its vote, no further action is required by such stockholder. The Company encourages all stockholders that have not yet voted to vote their shares as soon as possible before the meeting date. Proxy cards are being re-mailed to all stockholders. Every vote is important to us. Any stockholder attending the meeting may vote in person even if he or she previously returned a Proxy.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website (www.sec.gov) or on the Company’s website (www.doughertys.com).

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:
Geralyn DeBusk or Tom Carey
Halliburton Investor Relations
972-458-8000